Exhibit C-3

                 Explanation of Intercompany Debt and Funds Flow
             (The following diagram sets out the ways in which funds
           may leave each of the entities in the National Grid system and rationale for intercompany debt)


Rationale for intercompany debt                      Ways in which funds
                                                     may leave each company


Debt at these levels           |-----------------|
insures that UK tax on     --- |     NGG plc     |
US$:(pound) movements is   |   |-----------------|
minimized.  This is        |            |
achieved by "matching",   Debt          |
for UK tax purposes,       |            |
US$ borrowings with        |   |-----------------|  Dividends and interest
US$ assets.  The asset     --- |      NGUSH      |  payments to NGG plc Loan
of NGUSH is a loan to      |   |-----------------|  repayments to NGG plc
NGUSI and of NGUSI is      |            |
the shares in NGI 1.      Debt          |
(Note 1)                   |            |
                           |   |-----------------|  Dividends and interest
                           --- |      NGUSI      |  payments to NGUSH
                               |-----------------|  Loan repayments to NGUSH
                                        |
                                        |
                               |-----------------|  Dividends to NGUSI
Debt at this level             |      NGI 1      |  Repayments of capital
insures that surplus       --- |      NGI 2      |  (purchase of own shares)
funds of the utility       |   |-----------------|
subsidiaries can be        |            |
extracted from the US     Debt          |
with minimum tax cost,     |            |
can be repatriated to      |   |-----------------|  Interest payments to NGI 1
the UK (to service the     --- |      NGGP       |  and NGI 2
acquisition debt) with-        |-----------------|  Dividends to NGI 1 and NGI 2
out tax inefficiency, and               |
facilitates overall                     |
tax efficiency.  The US        |-----------------|
withholding tax cost on        |      NGGHI      |  Dividends to NGGP
interest is 0%, whereas        |-----------------|
the US withholding tax                  |
cost on dividends is                    |
currently 15%.                 |-----------------|
(Note 2)                       |       NEES      |  Tax allocation agreement
                               |     Utility     |  payments to NGGP
                               |   Subsidiaries  |  Dividends to NGGHI
                               |-----------------|

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Notes

1. In order to maximize the UK tax matching, the borrowings of NGUSH and NGUSI need to equal their US$ investment in NGUSI and NGI 1 respectively. As such the debt level will, to the extent possible, be maximized.

2. The amount of debt, and terms of the debt, at this level is the maximum that would be lent to NGGP, on a stand-alone basis, by an arm's length lender.

3. Except as detailed above, all funding of the intermediary companies will be by way of equity. The intermediate company structure will also be free of minority equity interest holders, except that

     (i) NGUSH will own one share in each of its indirect subsidiary companies, NGI 1 and NGI 2. NGUSH's wholly-owned subsidiary company, NGUSI, will own all the remaining shares.

     (ii) NGG plc will own 0.1% of the preference shares issued by NGUSI. All the remaining preference shares (and all the ordinary shares issued by NGUSI) will be owned by NGUSH.